Exhibit 10.5
SETTLEMENT AGREEMENT AND RELEASE

1.           Introduction.   This Settlement and Release ("this Agreement") is made effective June 6, 2014, between George Donovan and Donovan Enterprises, Inc.  (herein referred to as "Creditor"), and National Automation Services, Inc., herein referred to as "NAS").   This document contains the compromise and agreement between Creditor and NAS resolving the debt described herein.

2.           Background. On or about on May 23, 2011, Creditor and NAS entered into two agreements for convertible notes, thereby agreeing to conversion and recapitalization of two earlier notes of $150,000 and $50,000 (originally issued on October 15, 2010).  In 2012, NAS sought further renegotiation because NAS then lacked the cash to fully repay the $200,000 plus accrued interest, and agreed to conversion to shares at a fixed rate of$.025 per share.  Currently, $124,000 of principle and $145,197 in interest is owed. Given that NAS does not currently have cash on hand to pay the remaining debt, the Parties have agreed that it in each Party's best interest to enter into this Agreement.

3.           Resolution.  To resolve the debt:

A.           NAS agrees to take the following actions:
(i)              Within  ten  days of the execution of  this document  by  Creditor, NAS  shall transfer six million seven hundred sixty seven thousand four hundred forty (6,767,440) shares of NAS restricted common stock to Creditor, free of all encumbrances and liens, and if requested by Creditor then issue a certificate for these securities within a reasonable time thereafter. (This represents a repayment of all of the principle and most of the interest).
(ii)              At the written request of Creditor, NAS will pay for legal counsel to issue a letter for the de-restriction of the six million seven hundred sixty seven thousand four hundred forty (6,767,440) shares at any time following the planned secondary offering. Shares are subject to a leak out clause as implemented by NAS, assuring compliance with SEC and prevent interference with strategic execution.
(iii)              Within ten days of the execution of this document by Creditor, NAS shall transfer four million (4,000,000) shares of NAS restricted common stock to Creditor, free of all encumbrances and liens, and if requested by Creditor then issue a certificate for these securities within a reasonable time thereafter. (This represents a repayment of the remaining accrued interest and any rights of the creditor).
(iv)              NAS shall repurchase all of the  four million (4,000,000) shares at $0.025 per share, for a total of one hundred thousand dollars ($100,000), at any time within thirty (30) days after the planned second offering, and completed by tendering a check to Creditor in that amount.

4.           Buyer.  Creditor agrees to allow NAS to buy the four million (4,000,000) shares described above at $0.025 per share within thirty (30) days after the planned second offering for four million (4,000,000) shares, or for NAS to arrange a substitute buyer to purchase the four million (4,000,000) shares at $0.025 per share, providing that substitute buyer tenders full payment to Creditor within thirty (30) days following the planned secondary offering.  If NAS or a substitute buyer fails to timely tender payments equaling one hundred thousand dollars ($100,000) to Creditor for these four million (4,000,000) shares, Creditor agrees to provide written notice to NAS demanding payment, allowing NAS ten (10) business days after receiving the demand notice to provide payment.  If NAS fails to timely provide the required payment following notice, Creditor shall than be entitled to retain these four million (4,000,000) shares, and NAS's right to purchase at $0.025 is extinguished. Upon retention of the four million (4,000,000) shares as described  immediately above, and if said shares are valued at least one hundred thousand dollars ($100,000), Creditor shall then have no additional relief or rights for further shares or payment under this Agreement,  if said shares are then valued less than hundred thousand dollars ($100,000), addition shares will be issued to Creditor to make the shares in total worth at least one hundred thousand dollars ($100,000), after receipt, Creditor shall then have no additional relief or rights for further shares or payment under this Agreement.

5.           Release of Claims.  Creditor agrees that issuance of both sets of shares by NAS, as described above, and pursuant to this Agreement, fully releases and discharges all debt owed to Creditor by NAS (including but not limited to the debt memorialized  in the instruments dated October 15, 2010 and May 23, 2011), and without recourse; except for enforcement  of provisions in this Agreement.  This release shall be effective with regard to Creditor's successors, assignees, agents and creditors.  Creditor further agrees that he will not file any claims, complaints, subpoenas, affidavits, arbitrations and/or proceedings with  any court, arbitration forum, regulatory or  administrative agency ("Proceedings"); without regard  to the form  or type  of claim  asserted, with  respect to the debt released and discharged by this Agreement.

6.            Adjustments for Stock Splits.  All shares described herein represent current authorized and issued Shares of NAS. If an stock split or reverse stock split occurs between the date of this agreement and whenever either party must perform under this agreement, the quantities of stock shall be amended to reflect the stock split or reverse stock split, and the amount of shares to be transferred or purchased pursuant to this Agreement shall be adjusted in accord with that ratio.

7.            Confidentiality of Agreement. The Parties agree to keep the terms of this Agreement and the facts and circumstances underlying this Agreement confidential and not to disclose same to anyone.  Nothing of this section shall prevent the party from disclosing the terms of this agreement to any of their accountants, attorneys, or affiliates on a need-to-know basis, or from disclosing the terms of this agreement if required to do so under compulsion of legal process or under any federal or state law, administrative ruling, or regulation or other requirement of law.

8.           Continuing Cooperation.  Each of the  parties hereto agrees to undertake  its best efforts, including all steps and efforts contemplated by this Agreement, and any other steps and efforts which may become  necessary  by order  or otherwise,  to  effectuate  the  remaining  obligations  of  this Agreement; including, but without limitation, the preparation and execution of any documents  reasonably necessary to do so, or otherwise related to Creditor's shareholdings in NAS.

9.           Governing Law and Jurisdiction. This agreement shall in respects be interpreted, enforced and governed by and under the laws of Nevada without giving effect to its conflicts of law. Venue on all matters arising from this agreement will be Clark County District Court, Las Vegas, Nevada.

10.          Payment of Attorney's Fees. Each party to this agreement is responsible for his or its legal fees and expenses and any and all other sums that have been incurred in connection.

11.          Capacity to Execute and Perform.  Each signatory to this agreement represents and warrants that he or it has the authority and capacity to execute this agreement and to perform all requirements set forth herein.

12.          Complete Agreement. This Agreement is the complete agreement between Creditor and NAS concerning this debt.   The Parties hereto have made no other written or oral agreements related to their debt; and any prior communications are superseded hereby.

13.          Understanding of Agreement.  Each Party states that the Party has read, understands and agrees to the terms of this Agreement, and has discussed same with his or its attorney.

14.           Execution   in    Counterparts.   This   Agreement    may     be     executed   in counterparts, either in original form or in the form of facsimile copies or electronic (PDF), all of which taken together shall collectively constitute one agreement binding on all parties.

(Signature page to follow)

IN WITNESS WHEREOF, the undersigned Buyer and the Company have caused this Agreement to be duly executed as of the date first above written.

NATIONAL AUTOMATION SERVICES, INC.

By:	/s/ Robert Chance
ROBERT W. CHANCE Chief Executive Officer

GEORGE DONOVAN / DONOVAN ENTERPRISES

By:	/s/ George Donovan
George Donovan / Donovan Enterprises